Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated January 28, 2015 but to be effective as of October 24, 2014 (the “Effective Date”), is entered into by and between Daniel Emerson (the “Employee”) and Take-Two Interactive Software, Inc. (the “Company”).

WHEREAS the Company desires to employ the Employee as the Executive Vice President and  General Counsel and the Employee desires to serve in such capacity on behalf of the Company;

NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the Employee and the Company hereby agree as follows:

1.              Employment.

a.              Term.  The Employee’s employment and this Agreement shall commence on the Effective Date and shall continue until terminated by either party pursuant to the terms of this Agreement (the “Term”).  The Employee’s employment with the Company is employment “at will” and nothing in this Agreement shall be construed as giving the Employee any right to be retained in the employ of the Company, and the Employee specifically acknowledges that the Company may discharge the Employee at any time with or without Cause (as defined below) and without compensation of any nature, except as provided in Section 9 below.

b.              Duties.  During the Term, the Employee shall be employed by the Company as the Executive Vice President and General Counsel of the Company and shall continue to serve the Company faithfully and to the best of his ability.  The Employee shall devote substantially all of his commercial time, attention, skill and efforts to the performance of the duties required by or appropriate for his position with the Company.  The Employee shall report to the President of the Company or if such position (or any like position equivalent or higher) no longer exists, to the Chief Executive Officer of the Company.  The principal place of performance by the Employee of his duties hereunder shall be the Company’s principal executive offices in New York, although the Employee may be required to travel outside of the area where the Company’s principal executive offices are located in connection with the performance of his duties hereunder.

2.              Base Salary.  During the Term, the Company shall pay to the Employee an annual base salary of $435,000, less applicable and authorized deductions, which base salary shall be subject to review on an annual basis and, at the option of the Company, subject to increase (such salary, as the same may be increased from time to time, is referred to herein as the “Base Salary”).  The Base Salary shall be payable in accordance with the Company’s standard payroll practices.

3.              Incentive Compensation.  The Employee will be eligible to be awarded an annual discretionary bonus in each of the Company’s fiscal years during the Term (the “Annual Discretionary Bonus”).  The target Annual Discretionary Bonus will be equal to 50% of the Employee’s Base Salary (including during fiscal year 2015).  The Employee’s actual Annual Discretionary Bonus, if any, will be awarded in the Company’s discretion and may be based on, among other things, the financial performance (EBITDA) of the Company and the Employee’s own job performance.  The amount of the Employee’s Annual Discretionary Bonus, if any, will be determined in the Company’s discretion at or near the end of the year for which the Annual Discretionary Bonus is awarded.  Except as otherwise provided in Section 9, in no event will the Employee be eligible to be awarded or receive an Annual Discretionary Bonus if the Employee is not actively employed by the Company on, or has given or received notice of termination or resignation prior to, the date on which bonuses for the applicable year are paid to similarly situated employees.  The Employee’s receipt of an Annual Discretionary Bonus in one year does not guarantee receipt of any bonus in any subsequent year.  Any Annual Discretionary Bonus earned will be paid as soon as practicable following the end of the applicable fiscal year, and in any event on or before the March 15th following the end of the fiscal year to which the Annual Discretionary Bonus relates.

4.              Equity.  The Employee is eligible to continue to participate in The Take-Two Interactive Software, Inc. 2009 Stock Incentive Plan (the “Equity Plan”) at a level commensurate with other senior executives of the Company.  All determinations as to eligibility to receive equity awards, as well as the amount of any such equity grants made under the Equity Plan as may be amended and in effect at such time, shall be made in the Company’s sole discretion, subject to final approval by the Compensation Committee of the Board of Directors (the “Board”).

5.              Paid Time Off.  The Employee is eligible for 25 days of paid time off (“PTO”) annually, which will accrue on a semi-monthly basis during the calendar year in accordance with the Company’s PTO policy.

6.              Benefits.  The Employee is eligible to participate in certain employee benefit plans that the Company offers to its senior executives from time to time, as more fully described in the Employee Benefits Guide.  The Company shall have the right, from time to time and in its sole discretion, to modify, amend or terminate the employee benefit plans provided to its employees, including the Employee.

7.              Confidentiality.

a.              Confidential Information.  The term “Confidential Information” shall mean any and all information (whether in written, oral, electronic, digital or other form) which is developed, compiled or acquired by or on behalf of the Company, other than such information that is or later becomes publicly known and made generally available through no wrongful act or omission of the Employee, or by any third party in breach of any applicable confidentiality obligations, or other unlawful or wrongful conduct, as to the information involved.  Confidential Information includes not only information disclosed to the Employee prior to or during the course of his employment, but also information created, made, developed, conceived, discovered, produced, completed, learned, reduced to practice, or acquired by the Employee as a result of his employment with the Company.  Confidential Information is to be broadly defined, and shall include all information that has or could have commercial value or other utility and all information that could be harmful to the interests of the Company if disclosed without authorization.  Without limiting the generality of the foregoing, Confidential Information includes information relating to:  (i) business, financial, legal, regulatory, personnel or operational matters; (ii) employees, clients, customers, licensees, licensors, suppliers or business partners; (iii) intellectual property, trade secrets, passwords, know-how, inventions, patents, patent applications, business methods, trademarks, service marks, goodwill, domain names, trade dress, copyrights, discoveries, techniques, processes, procedures, standards, ideas, technical information and specifications, testing methods, research and development techniques and activities; (iv) past, present or future products or services; (v) video game elements, including proprietary software code (source and object code), designs, drawings, game jackets, game advertisements, written work including code comments, flowcharts, display mock-ups, wire frames, and the like concerning proprietary software code, genre, dialogue, characters, characterizations and storylines; (vi) product sourcing, customer lists and prospects, pricing policies, selling and servicing, promotion and marketing plans and game release timing or details; and (vii) information that the Company identifies or treats as Confidential Information or that the Employee knows or should reasonably know is Confidential Information.

b.              Third Party Information.  Confidential Information shall also include information provided to the Company by third parties to whom the Company owes a duty of confidentiality regarding such information (“Third Party Information”).

c.               Confidential Information Exclusions.  Confidential Information shall not include information that:  (i) was rightfully in the Employee’s possession prior to the Company’s disclosure of such information to the Employee; (ii) becomes rightfully known to the Employee, free of any restrictions, from a source other than the Company who has acquired such information properly and may rightfully disclose such information; (iii) is developed independently by the Employee without reference to, use of, or access to any Confidential Information and without violation of this Agreement; or (iv) relates to general methodology and mechanics employed by Employee in the performance of his duties with the Company.

d.              Non-Disclosure and Non-Use of Confidential Information.  The Employee shall not disclose or use any Confidential Information, whether during or after his employment with the Company, except to the extent such disclosure or use is:  (i) directly related to and required by the Employee’s performance of his duties as assigned by the Company; or (ii) expressly authorized in writing by the Company.  In the case of Third Party Information, the Employee shall also ensure that any such disclosure or use is consistent with the Company’s duty with the respective third party (e.g., restrictions on the use of certain licensed technologies).

e.               Protection of Confidential Information.  The Employee shall take all reasonable  measures to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Employee shall promptly notify the Company upon discovery of any unauthorized disclosure or use of Confidential Information, and he shall cooperate with the Company (at the Company’s expense) in every reasonable way to help the Company regain possession of the Confidential Information and to prevent its further unauthorized disclosure or use.

f.                Legally Required Disclosure of Confidential Information.  Subject to Section 10, in the event the Employee is legally required to disclose Confidential Information pursuant to a court order, subpoena or other valid legal process or authority, the Employee shall, to the fullest extent permitted by law:  (i) provide prompt written notice and copies of all supporting documentation to the Company prior to making any disclosure; (ii) cooperate with the Company’s efforts (at the Company’s expense) to oppose or otherwise limit any disclosure; and (iii) use his reasonable efforts to make any required disclosure in such manner as to maintain the confidentiality of such information.

g.               Protection of Privileged Information.  The Employee acknowledges that in the course of his employment with the Company the Employee will acquire and/or have access to non-public information and material including information relating to litigation involving the Company and/or the resolution or settlement thereof, internal and/or external investigations and regulatory matters, attorney-client communications, communications with outside counsel, and other Company legal matters, all of which are subject to and protected from disclosure by the attorney-client privilege, attorney work product doctrine, and/or any other applicable privileges (referred to collectively as “Privileged Information”).  The Employee acknowledges and agrees that such Privileged Information (including any underlying privilege therein) belongs exclusively to the Company, and that the Company cannot waive any such underlying privilege without express written confirmation by the President of the Company or by the Board of Directors of the Company.  The Company further acknowledges and agrees that the Employee shall not, without prior written consent of the Company, disclose or publicize any such Privileged Information.

8.              Other Covenants.

a.              Non-Solicitation of Employees and Other Personnel.  The Employee hereby agrees that, during the period of his employment with the Company and for a period of twelve (12) months thereafter, he shall not directly or indirectly solicit, induce, encourage or in any other manner persuade or attempt to persuade any director, officer, employee, consultant, independent contractor, agent or representative of the Company to discontinue or alter his, her or its respective employment, engagement or other business relationship with the Company.

b.              Non-Solicitation of Customers, Suppliers and Other Business Partners.  The Employee hereby agrees that, during the period of his employment with the Company and for a period of twelve (12) months thereafter, he shall not directly or indirectly solicit, induce, encourage or in any other manner persuade or attempt to persuade any Customer (as defined herein) of the Company to discontinue or alter his, her or its business relationship with the Company.

c.               Non-Disparagement.  Subject to Section 10, the Employee hereby agrees that, during the period of his employment with the Company and thereafter, he shall not directly or indirectly disparage the Company or request, instruct, induce, encourage, authorize or assist others to do so.  For the purposes of this Agreement, “disparage” shall include making or publishing any statement or other content, whether in written, oral, electronic, digital or other form, truthful or otherwise, which may reasonably be expected to adversely affect the business, public image, reputation or goodwill of the Company, including, without limitation, its operations, its employees, directors or related persons, and its past, present or future products or services.  The Employee acknowledges and agrees that this prohibition includes, without limitation, making or publishing any such statements or other content on blogs and microblogs (such as Twitter), personal websites and web pages, social and professional networking sites (such as Facebook or LinkedIn), message boards, discussion forums, wikis and other interactive sites, social bookmarking services (such as Digg), and video and other content sharing sites (such as YouTube).  Notwithstanding the foregoing, it shall not be a violation of this Section for the Employee to truthfully and accurately (i) testify pursuant to any lawful court order or valid subpoena, (ii) cooperate with a governmental agency investigation, or (iii) respond to or provide disclosures as otherwise required by law.

d.              Non-Interference.  The Employee hereby agrees that, during the period of his employment with the Company and for a period of one (1) year thereafter, he shall not directly or indirectly take any action which constitutes an unlawful interference with or disruption of any of the Company’s business activities or request, instruct, induce, encourage, authorize or assist others to do so.

e.               Definitions.

i.      Customer.  Solely for the purposes of this Section (Other Covenants), “Customer” shall include any person, company and/or entity (including, without limitation, clients, customers, licensees, licensors, suppliers or business partners) with whom the Company (or the Employee acting on behalf of the Company) has had a business relationship and/or about whom the Company has obtained Confidential Information, during the one year immediately preceding the termination of the Employee’s employment with the Company; provided, however, that a person shall not be deemed a Customer solely because he or she purchased the Company’s goods or services for personal use.

9.              Termination of Employment.  The Employee’s employment with the Company may be terminated at any time with or without Cause (as defined below).  In the event of the Employee’s termination from employment, the Employee shall be eligible for the payments and/or benefits set forth below.

a.              By the Company or the Employee for any Reason.  If the Employee’s employment is terminated by the Company or the Employee for any reason, with or without Cause (as defined below), the Employee will have no further rights against the Company hereunder, except as set forth in subsection (b) below to the extent applicable, and except for the right to receive:  (i) any unpaid Base Salary attributable to employment before the termination date; (ii) payment for any unused paid time off (PTO) accrued through the termination date; and (iii) reimbursement of any expenses which the Employee incurred prior to the termination date and for which the Employee is entitled to reimbursement in accordance with the Company’s normal expense reimbursement policies.

b.              By the Company without Cause.  If the Employee’s employment is (i) terminated by the Company without Cause (as defined below), or (ii) if the Employee resigns after the occurrence of any of the following events without the Employee’s prior written consent: (A) a material breach of this Agreement by the Company; (B) a material diminution in the Employee’s title, status, position, reporting structure or responsibilities; (C) a failure by the Company to timely pay any compensation due to the Employee hereunder; (D) a material reduction by the Company in the Salary or any reduction in the target percentage of Salary payable as a Bonus as set forth in Section 3 hereof; (E) the assignment to the Employee of duties which are materially inconsistent with the duties set forth in Section 1(b) hereof; (F) any relocation of Employee’s principal place of employment beyond 10 miles from its then current location; (G) the failure of any successor to the Company to assume the obligations of the Company under this Agreement either in writing or by operation of law; provided , however , that, any such resignation by the Employee will not be deemed to have been a termination by the Employer without Cause unless within ninety (90) days of any such event having occurred, the Employee shall have provided the Company with written notice that such event has occurred, afforded the Company thirty (30) days to cure same, and the Company has failed to cure such event within such thirty (30) day period, and provided the Employee executes and does not revoke a full release and waiver of claims in a reasonable form to be provided to the Employee by the Company (the “Release Agreement”), then in either event the Employee will be eligible to receive (1) the following benefits for a period of twelve (12) months following the Employee’s termination of employment:  (A) continuation of the Employee’s Base Salary as in effect on the date of termination, to be paid in normal payroll installments; and (B) continued participation in Company welfare benefit plans (including, without limitation, any medical benefits in which the Employee participates) on the same terms and conditions as in effect at the time of the event triggering the Employee’s entitlement to severance, provided that the Company reserves the right to restructure the foregoing arrangement in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Company or the Employee (including, without limitation, to avoid any penalty imposed under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by the Company in its good faith discretion, (2) immediate vesting of all restricted equity previously granted to the Employee by the Company, effective immediately prior to the termination of the Employee’s employment; and (3) subject to the effective date of the

Employee’s termination of employment, payment of the following lump sum amount(s):  (A) if the termination is effective between April 1 and the day before an Annual Discretionary Bonus is otherwise payable for the prior fiscal year, a lump sum payment equivalent to the accrued but unpaid Annual Discretionary Bonus which the Employee would have otherwise been eligible to receive for the prior fiscal year (“Accrued Bonus”) ; (B) if the termination is effective between April 1 and September 30, a lump sum payment equivalent to the sum of (x) the Accrued Bonus for the prior fiscal year (to the extent not previously paid) and (y) fifty percent (50%) of the target Annual Discretionary Bonus for which the Employee would otherwise have been eligible in the current fiscal year; and/or (C) if the termination is effective between October 1 and March 31, a lump sum payment equivalent to the sum of (x) the Accrued Bonus for the prior fiscal year (to the extent not previously paid) and (y) the target Annual Discretionary Bonus for which Employee would otherwise have been eligible in the current fiscal year (collectively, the “Severance Benefits”).  The Severance Benefits described in subsection (i)(A) and (iii) will be paid or commence, as applicable, on the 60th day following the date of the Employee’s termination of employment, provided that the Employee has signed the Release Agreement referenced herein and it has become irrevocable before such 60th day, and provided further that any installments that otherwise would have been payable to the Employee on the normal payroll dates occurring during the first 60 days following the Employee’s termination of employment will be paid in a lump sum payment on such 60th day.

c.               Cause.  Solely for purposes of this Section 9 and without in any way limiting or altering the at-will nature of the Employee’s employment, “Cause” shall mean (i) the Employee’s continued failure to substantially perform the Employee’s duties under this Agreement after receipt of notice from the Company requesting such performance, (ii) the criminal conviction of the Employee by plea or after trial of having engaged in criminal misconduct (including embezzlement and fraud) which is demonstrably materially  injurious to the Company, monetarily or otherwise, (iii)  the Employee’s conviction of a felony, (iv) gross negligence on the Employee’s part which materially affects the Company, or (v) the Employee’s material failure to adhere to the Company’s material written policies or to cooperate in any investigation or inquiry involving the Company.  The Company shall give the Employee written notice of any proposed termination for Cause, which notice shall specify the grounds for the proposed termination, and the Employee shall be given thirty (30) days to cure if the grounds arise under clauses (i) or (v) above (in the event the Employee cures the event giving rise to Cause set forth in such written notice within said thirty (30) day period, Cause for termination shall not exist).  The determination of whether Cause exists shall be in the good faith sole discretion of the Company.

d.              Change in Control Severance Plan.  During the Term, the Employee shall be eligible to participate in the Take-Two Interactive Software, Inc. Change in Control Employee Severance Plan as a Tier 1 Employee (as defined therein), as may be amended by the Company from time to time (the “Change in Control Plan”) provided that if such amendment results in the Employee receiving benefits that are less favorable than those that the Employee is eligible for under the Change in Control Plan as of the date of this Agreement, the Company agrees to make alternate arrangements to ensure that Employee receives benefits equivalent to the Change in Control Plan benefits for which Employee is eligible as of the date of this Agreement.  Notwithstanding anything to the contrary, under no circumstances shall the Employee be eligible to receive payments under both Section 9 of this Agreement and the Change in Control Plan or any other then current severance pay plan or policy of the Company, and if the Employee is eligible to receive severance benefits under Section 9 of this Agreement and the Change in Control Plan, the Employee will receive the greater severance benefits.

10.       Permitted Conduct.  Nothing in this Agreement shall prohibit or restrict the Employee from:  (i) making any disclosure of relevant, necessary and truthful information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; or (ii) participating, cooperating, or providing truthful testimony in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, or the Company’s Legal Department, and/or pursuant to the Sarbanes-Oxley Act,  provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the Employee gives prompt written notice to the Company’s Employment Counsel so as to permit the Company to protect its interests in confidentiality to the fullest extent possible.

11.       Recovery of Improperly-Awarded Incentive Compensation.  In the event the Company makes a bonus or incentive compensation payment or equity award (collectively, “Incentive Award(s)”) to the Employee on or after the Effective Date where:  (i) the Incentive Award was predicated upon achieving certain financial results that were subsequently determined to have been erroneously reported; and (ii) the Board determines that the Employee engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused such erroneous reporting to have occurred, and (iii) a lower Incentive Award would have been made to the Employee based upon the corrected financial results, the Board may require in accordance with the Corporate Governance Guidelines of the Company, within four years after the Incentive Award was made, and to the extent practicable under applicable law, recovery from the Employee in the amount by which the Employee’s Incentive Award(s) for the relevant period exceeded the lower payment or equity award that would have been made based on the corrected financial results (as determined by the Company), including by way of cancellation of outstanding restricted equity awards and options previously granted to the Employee on or after the Effective Date.

12.       Section 409A.

a.              This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and its corresponding regulations (“Section 409A”), and shall in all respects be administered in accordance with Section 409A.  Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an applicable exemption.  Severance benefits provided under this Agreement are intended to be exempt from Section 409A under the “separation pay exception” to the maximum extent applicable.  Further, any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  All separation payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A.  For purposes of Section 409A, each payment hereunder shall be treated as a separate payment and the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments.  If and to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, such reimbursements or other in-kind benefits shall be made or provided in accordance with the requirements of Section 409A.  Notwithstanding the foregoing, although the Company has made every effort to ensure that the payments and benefits provided under this Agreement comply with Section 409A, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

b.              Notwithstanding any other provisions of this Agreement to the contrary, and solely if and to the extent necessary for compliance with Section 409A and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of the Employee’s separation from service from the Company, (i) the Employee is deemed to be a “specified employee” (within the meaning of Section 409A), and (ii) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, no payment or other distribution required to be made to the Employee hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of the Employee’s separation from service shall be made until the date that is the earlier of (A) the first day of the seventh month following the date on which the Employee separates from service with the Company or (B) the date of the Employee’s death, if and to the extent required under Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

c.               Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the execution of the Release Agreement, directly or indirectly, result in the Employee designating the calendar year of a payment.  In no event may the Employee, directly or indirectly, designate the calendar year of a payment.

13.       Miscellaneous Provisions.

a.              Entire Agreement; Amendments.

i.      This Agreement and the other agreements referred to herein contain the entire agreement between the parties and supersede any and all prior agreements and understandings concerning the terms and conditions of the Employee’s employment by the Company.

ii.    This Agreement shall not be altered or otherwise amended, except pursuant to an instrument in writing signed by each of the parties hereto.

b.              Notices in Writing.  All notices between the Employee and the Company that are permitted or required under this Agreement shall be in writing and shall be deemed to have been duly given:  (i) on the date of delivery if delivered by hand; (ii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service; (iii) on the fourth business day following the date mailed by United States registered or certified mail, postage prepaid, return receipt requested; or (iv) on the date of transmission if delivered by email or facsimile, provided that confirmation is promptly sent by any of the delivery methods in the preceding clauses (i) through (iii).  Notices shall be delivered to the addresses set forth below (or to such other addresses as requested in writing by the Employee or the Company by notice given pursuant to this Section).

To the Company:

Take-Two Interactive Software, Inc.

622 Broadway

New York, NY 10012

Attn: Human Resources

Facsimile: (646) 654-1191

With a Copy To:

Take-Two Interactive Software, Inc.

622 Broadway

New York, NY 10012

Attn: Office of the General Counsel

To the Employee:

At the Employee’s last known address as shown by the Company’s records.

c.               Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This Agreement may be executed and delivered by facsimile.

d.              Benefits of Agreement; Assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee under this

Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Employee.

e.               Waiver of Breach.  No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

f.                Severability.  In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to  such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

g.               Indemnification.  The Employee shall be entitled to the benefits of all provisions of the Certificate of Incorporation and Bylaws of the Company, each as amended, which provide for indemnification of officers and directors of the Company.  In addition, without limiting the indemnification provisions of the Certificate of Incorporation or Bylaws, to the fullest extent permitted by law, the Company shall indemnify and save and hold harmless the Employee from and against, and pay or reimburse, any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys’ fees actually and reasonably incurred including, but not limited to, investigating, preparing, pursuing or defending any action, suit, investigation, proceeding, claim or liability if the Employee is made or threatened to be made a party to or witness in any action, suit, investigation or proceeding, or if a claim or liability is asserted or threatened to be asserted against the Employee (whether or not in the right of the Company), by reason of the fact that he was or is a director, officer or employee, or acted in such capacity on behalf of the Company, or the rendering of services by the Employee pursuant to this Agreement or any of the Employee’s prior employment agreements with the Company, whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion (except only if and to the extent that such amounts shall be finally adjudged to have been caused by Employee’s willful misconduct or gross negligence).  Upon the Employee’s request, the Company will advance any reasonable expenses or costs, subject to the Employee undertaking to repay any such advances in the event there is a non-appealable final determination that the Employee is not entitled to indemnification for such expenses.  The Employee entitlement to indemnification under this Section shall not be diminished by any subsequent amendment of the Certificate of Incorporation or Bylaws of the Company.  Further, the Employee shall be entitled to be covered by any directors’ and officers’ liability insurance policies which the Company maintains for the benefit of its directors and officers, subject to the limitations of such policies.  This provision shall survive the expiration or termination of this Agreement.  Any payments owed by the Company to the Employee pursuant to this Section shall be paid within 45 days of the Employee notifying the Company of the expense, which notice from the Employee shall be made within 45 days of the accrual of the expense.

h.              Remedies.  All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.  The Employee acknowledges that in the event of an established breach of any of the Employee’s covenants contained in Sections 7 and 8, the Company shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim without the necessity of having to post a bond or other security.

i.                  Survival. The respective rights and obligations of the parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

j.                 Governing Law and Jurisdiction.  The validity, construction, interpretation and legal effect of this Agreement shall be governed by the laws and judicial decisions of New York and the United States without regard to principles of conflicts of law.  The Employee and the Company agree to and hereby do submit to the exclusive jurisdiction and venue of any state or federal court of record located in the County of New York, New York.  The Company and Employee irrevocably waive any objection to such jurisdiction and venue and irrevocably waive the right to seek dismissal or transfer on the grounds of lack of in personam jurisdiction, improper venue, forum non-conveniens or similar grounds.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of January 28, 2015.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Karl Slatoff

Name: Karl Slatoff

Title: President

EMPLOYEE

/s/ Daniel Emerson